UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 9, 2007

Technology Solutions Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19433	36-3584201
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

55 East Monroe Street, Suite 2600, Chicago, Illinois		60603
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	312-228-4500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 9, 2007, the Governance Committee of the Board of Directors of the Company unanimously recommended that the position of Lead Director be re-designated as Chairman of the Board, and that Lead Director Carl F. Dill, Jr. be appointed Chairman of the Board.

Further, in accordance with Mr. Dill's re-designation to Chairman, the Compensation Committee of the Board of Directors (the "Board") of Technology Solutions Company (the "Company") approved, on September 12, 2007, the Chairman of Board Bonus Compensation Plan (the "Chairman Plan"). Under the Chairman Plan, the Chairman of the Board will receive 5,625 units (the "Units") on March 14, 2008 and March 13, 2009 (the "Award Date"). Depending on the Chairman’s performance, as determined by the Governance Committee when applying the performance criteria set forth by the Compensation Committee, the Chairman will be entitled to bonus compensation in an amount between zero dollars ($0.00) and up to the value of one hundred fifty percent (150%) of the Units multiplied by the closing stock price of the Company’s common stock on the Award Date.

Pursuant to Instruction B.4. to Form 8-K and applicable regulations and releases, forms of documents and descriptions of arrangements related to the foregoing matters reported under Item 5.02 will be filed as exhibits not later than the registrant’s quarterly report on Form 10-Q applicable to the quarter ending September 30, 2007, except for exhibits filed with this Current Report. All summaries and descriptions of documents, and of amendments thereto, set forth above are qualified in their entirety by the documents themselves, whether filed as an exhibit hereto or filed as an exhibit to a later report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Technology Solutions Company

September 13, 2007	By:	Sandor Grosz

Name: Sandor Grosz
Title: Vice President and Chief Financial Officer